                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*




                                 POLYCOM, INC.
                   -----------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)

                                73172K 10 4
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 11 Pages

CUSIP NO. 73172K 10 4                 13G                 PAGE 2 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Accel III L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION          DELAWARE



                    5    SOLE VOTING POWER         2,317,391




   NUMBER OF        6    SHARED VOTING POWER       0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER    2,317,391
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER  0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,317,391



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                12.0%


12   TYPE OF REPORTING PERSON*

                                 PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    73172K 10 4              13G                 PAGE 3 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Accel Japan L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               DELAWARE



                    5    SOLE VOTING POWER              210,671




   NUMBER OF        6    SHARED VOTING POWER            0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         210,671
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        210,671



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                1.1%


12   TYPE OF REPORTING PERSON*

                             PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.     73172K 10 4              13G                 PAGE 4 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Accel Investors '91 L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER

                                                        105,336


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                                           0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                                               105,336


                    8    SHARED DISPOSITIVE POWER       0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        105,336



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                        0.5%


12   TYPE OF REPORTING PERSON*

                        PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    73172K 10 4              13G                 PAGE 5 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Accel III Associates L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER              2,317,391




   NUMBER OF        6    SHARED VOTING POWER            0
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         2,317,391
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       0




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,317,391



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                12.0%


12   TYPE OF REPORTING PERSON*

                        PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    73172K 10 4               13G                 PAGE 6 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Swartz Family Partnership L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,317,391
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,317,391




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,317,391



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                12.0%


12   TYPE OF REPORTING PERSON*

                        PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   73172K 10 4               13G                 PAGE 7 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James W. Breyer


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,528,062
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,528,062




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,528,062



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                13.1%


12   TYPE OF REPORTING PERSON*

                        IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   73172K 10 4               13G                 PAGE 8 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul H. Klingenstein


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,633,398
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,633,398




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,633,398



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                13.6%


12   TYPE OF REPORTING PERSON*

                        IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   73172K 10 4               13G                 PAGE 9 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Arthur C. Patterson


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,633,398
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,633,398




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,633,398



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                13.6%


12   TYPE OF REPORTING PERSON*

                         IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   73172K 10 4               13G                 PAGE 10 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                G. Carter Sednaoui


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,528,062
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,528,062




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,528,062



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                13.1%


12   TYPE OF REPORTING PERSON*

                        IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    73172K 10 4              13G                 PAGE 11 OF 11 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James R. Swartz


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION               United States



                    5    SOLE VOTING POWER              0




   NUMBER OF        6    SHARED VOTING POWER            2,633,398
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER         0
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER       2,633,398




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        2,633,398



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                13.6%


12   TYPE OF REPORTING PERSON*

                        IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  Issuer's Name and Address of Principal Executive Offices:

(a)         Polycom, Inc.  ("Issuer")

(b)         2584 Junction Avenue
            San Jose, CA 95134

ITEM 2. Information Concerning Person Filing:

(a)         Filing Persons:

            Entities:
                 Accel III L.P.  ("A3")
                 Accel Japan L.P.  ("AJ")
                 Accel Investors '91 L.P. ("AI91")
                 Accel III Associates L.P.  ("A3A")
                 Swartz Family Partnership L.P. ("SFP")

            Individuals:
                 James W. Breyer ("JWB")
                 Paul H. Klingenstein ("PHK")
                 Arthur C. Patterson ("ACP")
                 G. Carter Sednaoui ("GCS")
                 James R. Swartz ("JRS")



(b)         Principal Business Address:      One Embarcadero Center
                                             Suite 3820
                                             San Francisco, CA 94111

(c)         Citizenship/Place of Organization

            Entities:
                 Accel III L.P.  ("A3")                       Delaware
                 Accel Japan L.P.  ("AJ")                     Delaware
                 Accel Investors '91 L.P. ("AI91")            Delaware
                 Accel III Associates L.P.  ("A3A")           Delaware
                 Swartz Family Partnership L.P. ("SFP")       Delaware

            Individuals:
                 James W. Breyer ("JWB")                      United States
                 Paul H. Klingenstein ("PHK")                 United States
                 Arthur C. Patterson ("ACP")                  United States
                 G. Carter Sednaoui ("GCS")                   United States
                 James R. Swartz ("JRS")                      United States

(d)         Title of Class of Securities:    Common Stock

(e)         CUSIP No.:  73172K  10  4

ITEM 3.  Status of Person Filing:

            Not Applicable


ITEM 4.  Ownership

            ENTITIES:                                A3             AJ          AI91             A3A          SFP
                                                     --             --          ----             ---          ---
            (a)          Beneficial
                         Ownership:             2,317,391        210,671       105,336      2,317,391     2,317,391

            (b)          Percentage
                         of Class:                   12.0%           1.1%          0.5%          12.0%         12.0%

            (c)          Sole Voting
                         Power:                 2,317,391        210,671       105,336      2,317,391             0
                         Shared Voting
                         Power:                         0              0             0              0     2,317,391
                         Sole Dispositive
                         Power:                 2,317,391        210,671       105,336      2,317,391             0
                         Shared Dispositive
                         Power:                         0              0             0              0     2,317,391


            INDIVIDUALS:                              JWB            PHK           ACP            GCS           JRS

            (a)          Beneficial
                         Ownership:             2,528,062      2,633,398     2,633,398      2,528,062     2,633,398

            (b)          Percentage
                         of Class:                   13.1%          13.6%         13.6%          13.1%         13.6%

            (c)          Sole Voting
                         Power:                         0              0             0              0             0
                         Shared Voting
                         Power:                 2,528,062      2,633,398     2,633,398      2,528,062     2,633,398
                         Sole Dispositive
                         Power:                         0              0             0              0             0
                         Shared Dispositive
                         Power:                 2,528,062      2,633,398     2,633,398      2,528,062     2,633,398

ITEM 5.  Ownership of Five Percent or Less of a Class:

            Not Applicable

ITEM 6.  Ownership of More Than Five Percent on Behalf of Another Person:

            Under certain circumstances set forth in A3's, A3A's, AJ's, and AI91's respective partnership agreements, the general partners and/or limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the Common Stock of Issuer owned by each such fund.

ITEM 7.  Identification and Classification of Subsidiary:

            Not Applicable

ITEM 8.  Identification and Classification of Group:

            Not Applicable

ITEM 9.  Notice of Dissolution of Group:

            Not Applicable

ITEM 10.  Certification:

            Not Applicable

Exhibit A:  Joint Filing Statement

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

Entities:
         Accel III L.P.
         Accel Japan L.P.
         Accel Investors '91 L.P.
         Accel III Associates L.P.
         Swartz Family Partnership L.P.

                                       By:  /s/ G. Carter Sednaoui
                                          -------------------------------------
                                           G. Carter Sednaoui, Attorney-in-fact
                                              for above-listed entities


Individuals:
            James W. Breyer
            Paul H. Klingenstein
            Arthur C. Patterson
            G. Carter Sednaoui
            James R. Swartz

                               By:  /s/ G. Carter Sednaoui
                                   -----------------------------------
                                   G. Carter Sednaoui, Individually and as
                                   Attorney-in-fact for above-listed individuals

                                  EXHIBIT INDEX

                                                                Sequentially
Exhibit                  Document Description                   Numbered Page
-------                  --------------------                   -------------

A                        Agreement of Joint Filing